EX-34.7
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Report of Independent Registered Public Accounting Firm

To Managing Member of NS Servicing II, LLC:

We have examined management's assertion, included in the accompanying Management's Report on Assessment of Compliance with Regulation AB Criteria, that NS Servicing II, LLC's (the "Asserting Party") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the commercial mortgage-backed security transactions or commercial mortgage loans included in a commercial mortgage-backed security or other securitization transaction, for which NS Servicing II, LLC is named as special servicer and is required to comply with Regulation AB or Uniform Single Attestation Program reporting (the "Platform"), as of December 31, 2013 and for the year then ended (the "Reporting Period") excluding criteria 1122
(d)(1)(iii); (d)(2)(ii); (d)(3)(ii), (iii) and (iv); (d)(4)(ii), (v), (ix),
(x), (xi), (xii), (xiii), (xiv) and (xv), which the Asserting Party has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management's assertion, for servicing criteria 1122(d)(4)(vi) and (vii), the Asserting Party has engaged various vendors to perform the activities required by this servicing criteria. The Asserting Party has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Asserting Party has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendors as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Asserting Party has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to the vendor. The Asserting Party is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Asserting Party's determination of its eligibility to use Interpretation 17.06. Appendix A to management's assertion identifies the individual transactions defined by management as constituting the Platform. Management is responsible for the Asserting Party's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Asserting Party's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Asserting Party processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Asserting
Party during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Asserting Party during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Asserting Party's compliance with the servicing criteria.

In our opinion, management's assertion that NS Servicing II , LLC complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2013 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

March 14, 2014

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us